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                                                                   Exhibit 99

LEVI                             1155 Battery Street, San Francisco, CA 94111
STRAUSS
   & Co.
  NEWS

FOR IMMEDIATE RELEASE            Investor Contact: Eileen VanEss
                                                   (415) 501-2477

                                  Media Contact:   Linda Butler
                                                   (415) 501-6070

Levi Strauss & Co. to Relaunch Private Placement Of Senior Notes Due 2008

SAN FRANCISCO, CA. (January 11, 2001) -- Levi Strauss & Co. today announced that it will relaunch its previously announced private placement of the issuance of Senior Notes due 2008, which are expected to be issued in the aggregate amount of $500 million.

The Senior Notes will rank equally with all of the Company's other unsecured senior indebtedness.

The Company estimates that the net proceeds of the offering will be approximately $475 million after deduction of expenses and commissions. The Company intends to use the net proceeds of the offering to reduce indebtedness. As previously announced, the Company has received commitments for a new $1.5 billion senior secured credit facility, which is subject to customary closing conditions. Assuming the new credit facility is completed, a minimum of $400 million will be used to reduce commitments under the term loan sub-facilities of the new credit facility, and the remainder will be used to repay loan balances outstanding under the revolving credit portion of the facility. If closing conditions of the new facility are not met and the new credit facility is not completed, approximately $385 million of the net proceeds of the offering will be used to repay outstanding indebtedness under existing credit facilities, and the remaining proceeds will be used for working capital and other general corporate purposes. Repayment of $385 million of loans under the existing credit facilities would result in a total reduction of commitments of approximately $685 million under the existing credit facilities.

The Senior Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

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